Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES NET INCOME

PER DILUTED SHARE OF $0.13 FOR THE QUARTER ENDED SEPTEMBER 30, 2005

        BETHESDA, MARYLAND, October 26, 2005 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income per diluted share of $0.13 for the quarter ended September 30, 2005.

        Net sales for the quarter ended September 30, 2005 increased by $0.3 million, or 0.2%, to $146.4 million from $146.1 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $1.3 million, or 12.4%, increase in sales of the Company’s distribution segment, offset by a $1.0 million, or 0.7%, decline in same center sales. We estimate, based on the eight-month sales trend through August, that sales for the patient care centers in the hurricane affected region were negatively impacted by $1.7 million during the month of September, which represents a 1.2% impact on same center sales. Cost of goods sold for the third quarter of 2005 increased by $4.4 million to $74.6 million, or 51.0% of net sales, compared to $70.2 million, or 48.1% of net sales, in the third quarter of the prior year. The cost of sales as a percentage of net sales increased due to a 2.3% increase in material costs and a 0.6% increase in labor costs. The materials cost increase was driven by a change in the mix of sales, increased shipping costs and continued pressure on reimbursement.

        Income from operations increased by $1.7 million, or 11.3%, in the third quarter of 2005 to $16.7 million from $15.0 million in the same period of the prior year, excluding the prior year’s $45.8 million non-cash goodwill impairment charge. The principal reason for the improvement in operating income was a $6.0 million reduction in selling, general and administrative expenses. Selling, general and administrative costs decreased for two reasons; (i) reduced bonus expense related to the senior management plan and (ii) reduced expense related to the variable compensation plan resulting from increased material and labor costs and the inclusion of benefit costs.

        Net income applicable to common stock for the third quarter of 2005 was $2.8 million, or approximately $0.13 per diluted share, compared to $2.4 million, or approximately $0.11 per diluted share, in the prior year excluding the non-cash goodwill impairment charge.

        Net sales for the nine months ended September 30, 2005 increased by $6.1 million, or 1.4%, to $429.0 million from $422.9 million in the prior year’s comparable period. The sales growth was primarily the result of a $0.3 million, or 0.1%, increase in same-center sales and a $3.2 million, or 10.8%, increase in sales of the Company’s distribution segment with the balance coming from acquired practices. Cost of goods sold for the first nine months of 2005 increased by $6.2 million to $213.8 million, or 49.8% of net sales, compared to $207.6 million, or 49.1% of net sales, in the third quarter of the prior year. The cost of sales as a percentage of net sales increased due to a 0.4% increase in material costs and a 0.5% increase in labor costs. The material cost increase was driven by a change in the mix of sales, increased shipping costs and continued pressure on reimbursement.

        Income from operations decreased by $1.0 million in the first nine months of 2005 to $43.8 million from $44.8 million in the same period of the prior year, excluding the prior year’s $45.8 million non-cash goodwill impairment charge, due principally to the increase in selling, general and administrative expenses as well as depreciation and amortization. Selling, general and administrative expenses increased by $0.5 million due principally to i) $2.4 million in higher labor costs resulting primarily from inflation and increased health insurance costs, ii) $1.4 million in expenditures to support our growth initiatives and iii) $2.2 million in net other expenses including rent, travel and professional fees. These increases were offset by a $5.5 million reduction in the management bonus and variable compensation plan for the reasons referred to above.

        Net income applicable to common stock for the first nine months of 2005 was $5.1 million, or approximately $0.23 per diluted share, compared to $8.1 million, or approximately $0.36 per diluted share, in the prior year, excluding the $45.8 million non-cash goodwill impairment charge.

        Cash flow from operations decreased by $19.2 million to $13.4 million in the nine months ended September 30, 2005 compared to $32.6 million in the prior year. This reduction was principally due to a $9.8 million change in the bonus accrual and $6.6 million change in the interest accrual related to the timing of payments. The cash flow was primarily used to fund fixed asset additions of $6.5 million for the year and pay down the revolver, which was reduced by $4.0 million from $15.0 million at December 31, 2004 to $11.0 million at September 30, 2005.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 617 patient-care centers in 45 states including the District of Columbia, with 3,409 employees including 1,059 practitioners. Hanger is organized into four units. The two key operating units are patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.

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This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Income Statement:	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$146,393	$146,133	$429,048	$422,867
Cost of goods sold (exclusive of depreciation
and amortization)	74,630	70,248	213,814	207,590
Selling, general and administrative	51,606	57,560	161,041	160,495
Depreciation and amortization	3,409	3,311	10,356	9,986
Impairment of Goodwill	--	45,808	--	45,808

Income (loss) from operations	16,748	(30,794)	43,837	(1,012)
Interest expense, net	9,405	9,054	27,649	25,650

Income (loss) before taxes	7,343	(39,848)	16,188	(26,662)
Provision for income taxes (1)	3,020	(4,946)	6,714	684

Net income (loss)	4,323	(34,902)	9,474	(27,346)
Less preferred stock dividends declared and accretion	1,491	1,351	4,364	3,202

Net income (loss) applicable to common stock	$2,832	$(36,253)	$5,110	$(30,548)

Diluted Per Share Data:
Net income (loss)	$0.13	$(1.68)	0.23	$(1.42)

Net income excluding impairment of goodwill (2)	$0.13	$0.11	0.23	$0.36

Shares used to compute diluted per
common share amounts	22,325,857	21,548,925	22,212,159	21,437,443

Balance Sheet Data:	September 30, 2005	September 30, 2004
Working Capital	$138,869	$135,335
Total Debt	$386,049	$411,063
Shareholders' Equity	$158,112	$149,244

(1)	Includes $7,165 tax benefit related to Impairment of Goodwill for the three and nine months ended September 30, 2004.
(2)	For the purposes of calculating net income per share excluding goodwill impairment, the Company increased net income by $38,643, which is the impairment charge of $48,808 net of the tax benefit of $7,165, or $1.79 and
$1.71 per share for the three and nine months ended September 30, 2004 respectively.

Income Statement as a % of Net Sales:	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation
and amortization)	51.0%	48.1%	49.8%	49.1%
Selling, general and administrative	35.3%	39.4%	37.6%	37.9%
Depreciation and amortization	2.3%	2.3%	2.4%	2.4%
Impairment of Goodwill	0.0%	31.3%	0.0%	10.8%

Income from operations	11.4%	-21.1%	10.2%	-0.2%
Interest expense, net	6.4%	6.2%	6.4%	6.1%

Income before taxes	5.0%	-27.3%	3.8%	-6.3%
Provision for income taxes	2.1%	-3.4%	1.6%	0.2%

Net income	2.9%	-23.9%	2.2%	-6.5%

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Patient-care centers	617	625	617	625
Number of practitioners	1,059	1,022	1,059	1,022
Number of states (including D.C.)	45	45	45	45
Payor mix:
Private pay and other	55.3%	55.8%	56.5%	55.4%
Medicare	32.4%	31.6%	31.5%	32.1%
Medicaid	8.3%	8.5%	7.8%	8.7%
VA	4.1%	4.1%	4.2%	3.8%
Percentage of net sales from:
Patient-care services	91.9%	92.7%	92.3%	92.9%
Distribution	8.1%	7.3%	7.7%	7.1%